EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

LaserCard Corporation:

We consent to incorporation by reference in the Registration Statement on Form S-8 to be filed on March 17, 2006 of LaserCard Corporation (formerly Drexler Technology Corporation) and subsidiaries of our report dated June 9, 2004, relating to the consolidated balance sheet of LaserCard Corporation and subsidiaries as of March 31, 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, and our report on financial statement schedule dated June 9, 2004, which reports appear in the 2005 Annual Report on Form 10-K.

/s/ KPMG LLP

Mountain View, California
March 14, 2006